Exhibit 2.2

Amended & Restated Operating Agreement of Gratus Reserve V, LLC a Wyoming limited liability company September 4, 2026
THE INTERESTS REPRESENTED BY THIS AMENDED & RESTATED OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, NOR QUALIFIED UNDER APPLICABLE SECURITIES LAWS IN RELIANCE ON EXCEPTIONS THEREFROM. THESE INTERESTS ARE BEING ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH INTERESTS UNDER THE SECURITIES ACT OF 1933, APPLICABLE REGULATIONS PROMULGATED PURSUANT THERETO, AND COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS AND REGULATIONS UNLESS EXEMPT THEREFROM.

Amended & Restated Operating Agreement of
Gratus Reserve V, LLC
Table of Contents

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Amended & Restated Operating Agreement

of

Gratus Reserve V, LLC

a Wyoming limited liability company

THIS AMENDED & RESTATED OPERATING AGREEMENT (the “Agreement” or “Operating Agreement”), effective September 4, 2026 (the “Effective Date”), is made and entered into by and among Gratus Reserve V, LLC (the “Company”), and those Persons who are accepted by the manager of the Company (the “Manager”), and who by their signatures hereto, via a Form of Adherence, hereby agree to all of the terms and conditions set forth herein (each a “Member,” and collectively, the “Members”). This Agreement sets forth the rights, duties, obligations, and responsibilities of the Members and the Manager with respect to the Company. The Members and the Manager hereby agree as follows:

Formation of the Company

Section 1.1	Limited Liability Company

Gratus Reserve V, LLC was formed as a Wyoming limited liability company (the “Company”) by executing and delivering the Articles of Organization in accordance with the Wyoming Limited Liability Company Act, as codified in the Wyoming Statutes, Title 17, Chapter 29 (the “WLLCA”), and the rights and liabilities of the Members shall be as provided in the WLLCA except as may be modified in this Agreement.

Section 1.2	Name of the Company

The name of the Company is Gratus Reserve V, LLC. The Manager, in its sole discretion, may change the name of the Company or operate the Company under different names.

Section 1.3	Purpose and Scope of the Company

The Company was formed to engage in any lawful purpose.

Section 1.4	Principal Office of the Company and Location of Records

The street address of the principal office in the United States where the records of the Company are to be maintained is:

718 Washington Ave N

Ste. 400

Minneapolis, MN 55401

or such other place or places as the Manager may determine. The records maintained by the Company are to include all the records that the Company is required by law to maintain. The Company shall likewise maintain a records office in any jurisdiction that requires a records office, and the Company shall maintain at each such records office all records that the jurisdiction of its location shall require.

Section 1.5	Registered Agent and Registered Office

The name of the initial registered agent and initial registered office of the Company is:

National Registered Agents, Inc.

2232 Dell Range Blvd Ste 200

Cheyenne, WY 82009

Operating Agreement of

Gratus reserve V, LLC

Section 1.6	Purpose of Transfer Restrictions

Any unauthorized Transfer of a Member’s Membership Interest could create a substantial hardship to the Company, jeopardize its capital base, and adversely affect its tax structure. There are, therefore, certain restrictions, as expressed in this Agreement, that attach to and affect both ownership of the Units and the Transfer of those Membership Interests. Those restrictions upon ownership and Transfer are not intended as a penalty, but as a method to protect and preserve existing relationships based upon trust and to protect the Company’s capital and its financial ability to continue to operate.

Section 1.7	Term of the Company

The term of the Company shall commence on the Formation Date and shall last in perpetuity or exist until such time as the winding up and liquidation of the Company and its business is completed, following a liquidating event, as provided herein.

Section 1.8	Tax Classification as a Partnership

The Manager shall take any and all steps reasonably necessary to classify the Company as a partnership for tax purposes under the Internal Revenue Code and Regulations, in particular Internal Revenue Code § 7701 et. seq., and the “Check the Box” regulations effective January 1, 1997, as amended from time to time. In this regard, the Manager shall, if appropriate, file IRS Form 8832, Choice of Entity, as well as any forms necessary or appropriate to classify the Company as a partnership under the laws of any jurisdiction in which the Company transacts business. Any such action shall not require the vote or consent of the Members. Notwithstanding any of the foregoing, the Partnership Representative may not take any action contemplated by § 6221 through § 6241 of the Internal Revenue Code without the approval of the Manager.

The Manager shall have discretion to file, execute, and otherwise cause the completion of any and all instruments necessary to appoint or replace the partnership representative (“Partnership Representative”) pursuant to Internal Revenue Code § 6223 as amended by the Bipartisan Budget Act of 2015.

The Company shall bear the legal and accounting costs associated with any contested or uncontested proceeding by the Internal Revenue Service (the “IRS”) with respect to the Company’s tax returns.

ARTICLE 2. Definitions

Section 2.1	Defined Terms

For purposes of this Agreement, the following words and phrases shall be defined as follows:

a. Additional Capital Contribution. Additional Capital Contribution means the total cash and other consideration contributed to the Company by each Member other than the initial Capital Contribution.

b. Additional Member(s). Additional Member(s) means a Member admitted to the Company in accordance with Article 11 hereof, after the date of this Agreement.

c. Affiliate(s). Affiliate(s) of a Member or Manager shall mean any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with a Member or Manager, as applicable. The term “control,” as used in the immediately preceding sentence, shall mean with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (>50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

Operating Agreement of

Gratus reserve V, LLC

d. Agreement. Agreement means this Operating Agreement as originally executed and as amended from time to time.

e. Assignee. Assignee means the recipient of one or more Units pursuant to a Transfer and with the rights set forth in Section 11.2.

f. Capital Account. Capital Account shall mean the account established and maintained for each Member as provided in Section 3.3 and as provided in Regulation § 1.704-1(b)(2)(iv), as amended from time to time.

g. Capital Contribution. Capital Contribution means the total cash and other consideration contributed and agreed to be contributed to the Company by each Member. Any reference in this Agreement to the Capital Contribution of a current Member shall include any Capital Contribution previously made by any prior Member with respect to that Member’s Membership Interest.

h. Capital Transaction. Capital Transaction shall mean the sale or refinancing of Company assets.

i. Class A1 or Class A1 Member. Class A1 or Class A1 Member shall refer to those Members who have purchased or otherwise acquired or been issued Class A1 Units. An unlimited number of Class A1 Units are authorized.

j. Class B1 or Class B1 Member. Class B1 or Class B1 Member shall refer to those Members who have purchased or otherwise acquired or been issued Class B1 Units. An unlimited number of Class B1 Units are authorized.

k. Class C1 or Class C1 Member. Class C1 or Class C1 Member shall refer to those Members who have purchased or otherwise acquired or been issued Class C1 Units. An unlimited number of Class C1 Units are authorized.

l. Class D1 or Class D1 Member. Class D1 or Class D1 Member shall refer to those Members who have purchased or otherwise acquired or been issued Class D1 Units. An unlimited number of Class D1 Units are authorized.

m. Class M1 or Class M1 Member. Class M1 or Class M1 Member shall refer to Persons who have been issued Class M1 Units. One Hundred Total Class M1 Units are authorized, and as of the date of this agreement, all 100 Class M1 Units have been issued to GR Manager, LLC in exchange for a $100 Capital Contribution.

n. Company. Company has the meaning ascribed in Section 1.1.

o. Company Assets. Company Assets means all assets owned by the Company and any property, real or personal, tangible or intangible, otherwise acquired by the Company.

p. Distributable Cash. Distributable Cash means all cash of the Company derived from operations and capital transactions, less the following items: (i) payment of all fees, costs, indebtedness, and expenses of the Company, (ii) any required tax withholdings, and (iii) reserves for future expenses related to the Company’s operations, as established in the reasonable discretion of the Manager.

q. Dispute. Dispute shall have the meaning as described in Section 10.1.

Operating Agreement of

Gratus reserve V, LLC

r. Effective Date. Effective Date shall mean September 4, 2026.

s. Fair Market Value. With regards to a Membership Interest, the Fair Market Value shall be the amount that would be distributable to the Member holding such interest in the event that the assets of the Company were sold for cash and the proceeds, net of liabilities, were distributed to the holders of all Membership Interests pursuant to this Agreement. In the event that the Fair Market Value of a Membership Interest is to be determined under this Agreement, the Manager shall select a qualified independent appraiser to make such determination and shall make the books and records available to the appraiser for such purpose.

t. Formation Date. Formation Date shall mean the date of filing of the Articles of Organization of the Company.

u. Form of Adherence. Form of Adherence means, in respect of an offering of Units, a subscription agreement or other agreement substantially in the form appended to the offering document pursuant to which a Member agrees to adhere to the terms of this Agreement or, in respect of a Transfer, a Form of Adherence or instrument of Transfer, each in a form satisfactory to the Manager from time to time, pursuant to which an Assignee or substitute Member agrees to adhere to the terms of this Agreement. The Manager shall have the sole discretion to approve the form of the Form of Adherence to be signed by any potential Member.

v. Good Cause. Good cause shall have the meaning as described in Section 6.5.

w. Gross Asset Value. Gross Asset Value means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

i. The Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Internal Revenue Code § 734(b) or Internal Revenue Code § 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations § 1.704-1(b)(2)(iv)(m) and this Agreement; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Paragraph to the extent the Manager determines that an adjustment is unnecessary or inappropriate in connection with a transaction that would otherwise result in an adjustment. If the Gross Asset Value of an asset has been determined or adjusted pursuant to this Agreement, such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

x. Immediate Family. Immediate Family means any Member’s spouse (other than a spouse who is legally separated from the Person under a decree of divorce or separate maintenance), parents, parents-in-law, descendants (including descendants by adoption), brothers, sisters, brothers-in-law, sisters-in-law, children-in-law, and grandchildren-in-law.

y. Indemnified Party. Indemnified Party shall have the meaning as described in Section 13.1.

z. Internal Revenue Code. References to the Internal Revenue Code or to its provisions are to the Internal Revenue Code of 1986, as amended from time to time, and the corresponding Regulations, if any. References to the Regulations are to the Regulations under the Internal Revenue Code in effect from time to time. If a particular provision of the Internal Revenue Code is renumbered, or the Internal Revenue Code is superseded by a subsequent federal tax law, any reference is deemed to be made to the renumbered provision or to the corresponding provision of the subsequent law, unless to do so would clearly be contrary to the Company’s intent as expressed in this Agreement. The same rule shall apply to references to the Regulations.

Operating Agreement of

Gratus reserve V, LLC

aa. Investor Class. Investor Class refers to any class of Members in the Company except for Class M1.

bb. IRS. IRS means the Internal Revenue Service.

cc. Liabilities. Liabilities shall have the meaning as described in Section 13.1.

dd. Manager(s). Manager(s) means a Person that manages the business and affairs of the Company, as provided herein. The initial Manager of the Company shall be GR Manager, LLC.

ee. Member(s). Member(s) means a Person who acquires a Membership Interest, as permitted under this Agreement.

ff. Membership Interest(s). Membership Interest(s) refers to a Member’s right to vote on Company matters, receive information concerning the business and affairs of the Company, and to receive distributions pursuant to this Agreement. Except where otherwise stated herein, the Membership Interest(s) within each class shall be determined by dividing a Member’s interest in that class (e.g., a Member’s interest in Class B1 Units) by all issued and outstanding Units of that class (e.g., all issued and outstanding Class B1 Units).

gg. Net Asset Value (“NAV”). Net Asset Value or NAV shall mean the company’s total assets minus its total liabilities, as calculated by the Manager in good faith based on objective, third-party pricing sources. NAV shall be calculated exclusively by reference to objective, third-party pricing data and shall not include any subjective adjustments by the Manager. NAV shall be calculated as NAV = (Total Value of Digital Asset Holdings) + (Total Value of Precious Metals) + (Other Eligible Assets) - (Liabilities),

i. Digital Asset Holdings are valued as of 5:00 p.m. central time on the last business day of each period, at their published market value according to a single nationally or internationally recognized financial publication or pricing service, which is currently anticipated to be CoinMarketCap.com.

ii. Precious Metals are valued as of 5:00 p.m. central time on the last business day of each period, using publicly available market prices published by a nationally or internationally recognized financial publication or pricing service, which is currently anticipated to be the Wall Street Journal published prices for the applicable continuous contracts.

iii. Other Eligible Assets = Cash, receivables, or any other included assets, valued at face or book value.

iv. Liabilities = Any debts, obligations, or payables of the Company.

The Manager has discretion to instead use market prices published by a different source (or the average of market prices published by multiple sources), so long as any such change shall be made in good faith, applied consistently, is limited to substitution with a comparable, nationally or internationally recognized third-party pricing service, made solely for bona fide valuation purposes, and not made for the purpose of increasing the asset management fee or otherwise providing additional economic benefit to the Manager or its Affiliates.

hh. Notice. Notice shall have the meaning as described in Section 14.9(c).

ii. Partnership Representative. Partnership Representative shall have the meaning as described in Section 1.8.

jj. Person(s). Person(s) shall mean an individual, partnership, joint venture, corporation, limited liability company, trust or unincorporated organization, a government or any department, agency, or political subdivision thereof, or any other entity.

kk. Profits and Losses. Profits and Losses mean, for each fiscal year, an amount equal to the Company’s taxable income or loss for such year, respectively, determined in accordance with Internal Revenue Code § 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Internal Revenue Code § 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

i. Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss;

Operating Agreement of

Gratus reserve V, LLC

ii. Any expenditures of the Company described in Internal Revenue Code § 705(a)(2)(B) or treated as Internal Revenue Code § 705(a)(2)(B) expenditures pursuant to Regulations § 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses shall be subtracted from such taxable income or loss;

iii. In the event the Gross Asset Value of any Profit is adjusted pursuant to this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;

iv. Gain or loss resulting from any disposition of Company Assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; and

v. Notwithstanding any other provision of this Agreement, any items which are specifically allocated pursuant to this Agreement shall not be taken into account in computing Profits and Losses.

ll. Regulations. Regulations mean the Treasury Regulations of the United States.

mm. Required Interest. Required Interest means the vote or consent of greater than fifty percent (>50%) of the Units entitled to vote.

nn. Reviewed Year. Reviewed Year refers to the taxable year to which an item being adjusted, or that requires adjustment, relates.

oo. Securities Act. Securities Act means the Securities Act of 1933, as amended from time to time.

pp. Transfer. Transfer means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, or other disposition, and, as a verb, to transfer, sell, pledge, hypothecate, or otherwise dispose of voluntarily or involuntarily.

qq. Unit(s). Unit(s) means a unit of Membership Interest in the Company. Persons acquiring Units must be accepted as Members of the Company before becoming Members in the Company.

rr. Unit Percentage Share. Unit Percentage Share, as to each Investor Class, shall be defined as the percent of total Units made by each respective Investor Class. For purposes of illustration, if total Investor Investor Units outstanding were 100,000, and total Class A1 Units were 35,000, the Class A1 Unit Percentage Share would be 35%.

ss. Unreturned Capital Contributions. Unreturned Capital Contributions means, regarding a Member, all capital contributed by such Member less any amounts returned to such Member pursuant to Section 4.2(a)(i).

Article 3. Capitalization of the Company

Section 3.1	Issuance of Units

As of the date of this Amended & Restated Operating Agreement, the only issued and outstanding Units consist of 100 Class M1 Units issued to GR Manager, LLC in exchange for a $100 Capital Contribution. The Members Unanimously agree that all membership classes reflected in previous version of the Operating Agreement are abolished, and any previously issued units of those membership classes are cancelled.

Members’ Units shall be issued in consideration for Capital Contributions. Un-issued Units may not be voted for any action and shall not be allocated any Distributable Cash, Profits, or Losses. The Company may issue as many Units as necessary to accomplish the Company’s business purpose.

Operating Agreement of

Gratus reserve V, LLC

a. Investor Units. The Company is authorized to issue an unlimited number of Investor Units. Investor Units shall be issued in exchange for Capital Contributions to the Company. The Company has authorized four classes of Investor Units: Class A1 Units, Class B1 Units, Class C1 Units, and Class D1 Units. Investor Units shall have voting rights and be entitled to equity distributions pursuant to Article IV. The percent of total Investor Class Capital Contributions made by each respective Investor Class shall represent that class’s “Unit Percentage Share.” For purposes of illustration, if total Investor Units was 100,000, and total Class A1 Units was 35,000, the Class A1 Unit Percentage Share would be 35%.

b. Class M1 Units. The Company is authorized to issue 100 Class M1 Units, all of which have been issued as of the date of this Amended & Restated Operating Agreement. Members holding Class M1 Units shall have the rights and responsibilities as outlined in this Agreement.

Class A1, Class B1, Class C1, and Class D1 Membership Interests shall collectively comprise fifty percent (50%) and Class M1 Membership Interests shall collectively comprise fifty percent (50%) of the total Membership Interests in the Company, with Membership Interest percentages for individual Members of each class shall be calculated as set forth in Section 2.1(ff) above.

The Manager may amend this Section at any time to provide for the issuance and creation of additional classes of Units (or the removal or modification of classes of Units for which no Units have yet been issued) without the vote or consent of the Members provided that (i) no such amendment shall result in any reallocation of income, gain, loss, distributions, or liquidation proceeds that is materially adverse to any Member, including any Individual Retirement Account or Individual Retirement Annuity described in § 408 of the Internal Revenue Code, and (ii) no such amendment shall be applied in a manner that would cause any IRA investor to engage in a prohibited transaction within the meaning of § 4975 of the Internal Revenue Code. The Manager, or the Company’s designated Transfer Agent, will maintain an updated list of all Members.

The Manager or one or more of its Affiliates may be admitted to the Company as a Member solely in its capacity as an investor by purchasing Investor Units in the Company on the same terms and conditions applicable to other investors acquiring the same Class of Units. Investor Units issued in respect to a Manager or Affiliate shall have the same rights, preferences, and obligations as Investor Units of the same Class issued to other investors and shall not be issued at a discount, with preferential economics, or on terms more favorable than those applicable to such investors. Additionally, neither the Manager nor any of its Affiliates shall receive Units of the Company in satisfaction of fees, reimbursements, advances, or loans. All fees, reimbursements, and other amounts payable to the Manager or its Affiliates shall be paid solely in cash when due, and no such amounts shall be satisfied, offset, converted, or capitalized through the issuance of Units or any other equity interests of the Company.

Section 3.2	Capital Contribution Obligations

A Member or prospective member’s promise to make a Capital Contribution to the Company is enforceable if in writing and signed by the Person making the promise and shall be enforceable against the Member’s heirs, legal representatives, or successors without regard to death, disability, or other changed circumstances of the Member. A prospective member whose subscription documents have been accepted and approved by the Manager shall not be deemed admitted as a Member unless such investor’s Capital Contribution is received by the Company. The Members will not be required to make Additional Capital Contributions except for promises made by a Member to the Company in writing.

Operating Agreement of

Gratus reserve V, LLC

Section 3.3	Capital Accounts

A separate Capital Account shall be maintained for each Member in accordance with the applicable provisions of the Regulations.

Each Member’s Capital Account shall be credited with such Member’s Capital Contributions, such Member’s share of Profits allocated to such Member in accordance with the provisions of this Agreement, any items in the nature of income or gain that are specifically allocated, and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company Assets distributed to such Member.

Each Member’s Capital Account shall be debited by the amount of cash distributed to such Member in accordance with this Agreement, the value of the Member’s allocated share of Losses, the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company, and any items in the nature of deductions or depreciation that are specifically allocated.

The Manager shall maintain a correct record of all the Members and their Units, together with amended and revised schedules of ownership caused by changes in the Members and changes in Units.

Section 3.4	Loans

Notwithstanding anything to the contrary contained in this Agreement, the Manager and its Affiliates shall not loan funds to the Company, defer payment of any fees, or advance payment of any expenses on behalf of the Company, and the Company shall not borrow funds from the Manager or its Affiliates, in each case to the extent such transaction would constitute a prohibited transaction within the meaning of § 4975 of the Internal Revenue Code with respect to any Individual Retirement Account or Individual Retirement Annuity invested in the Company. Any Member that is not an Individual Retirement Account or Individual Retirement Annuity may, with the prior approval of the Manager, make optional loans to the Company or advance money on its behalf to cover operating deficits or capital needs of the Company, provided that no assets attributable to any IRA investor are used, directly or indirectly, to fund such loans or advances.

Subject to any state or federal usury limitation, or other applicable law or regulation, and expressly excluding any transaction prohibited by Section 4975 of the Internal Revenue Code, such loans or advances shall be payable solely in cash in accordance with terms agreeable to the lender and the Manager that are fixed in advance and not subject to discretionary adjustment. Advances and loans by any Member to the Company shall not be considered contributions of capital to the Company, shall not increase the Capital Account of the lending Member, and repayment of such loans shall not be deemed a return of capital to the lending Member.

Article 4. Distributions and Allocations

Section 4.1	Timing of Distributions

The Company does not expect to make any distributions until it has been operating for at least three years but may do so at any time in the Manager’s discretion, subject to available Distributable Cash.

Operating Agreement of

Gratus reserve V, LLC

Section 4.2	Cash Distributions

a. Any distribution of Cash by the Company will be distributed as follows:

i. First, the Investor Class Members shall receive all Distributable Cash until they have been returned all of their Unreturned Capital Contributions.

ii. Second, Distributable Cash will be allocated to each Investor Class in the same proportion as that class’s Unit Percentage Share, and distributed as follows:

A.	Out of the Class A1 Unit Percentage Share, seventy-five percent (75%) will be distributed to the Class A1 Members, and twenty-five percent (25%) will be distributed to the Class M1 Members, ratably apportioned according to their respective Class A1 and Class M1 Membership Interests.

B.	Out of the Class B1 Unit Percentage Share, eighty percent (80%) will be distributed to the Class B1 Members, and twenty percent (20%) will be distributed to the Class M1 Members, ratably apportioned according to their respective Class B1 and Class M1 Membership Interests.

C.	Out of the Class C1 Unit Percentage Share:

1.	First, the Class C1 Members will ratably receive a cumulative, non-compounding preferred return of ten percent (10%) per annum on each Class C1 Member’s Unreturned Capital Contribution.

2.	Second, one hundred percent (100%) will be distributed to Class M1 Members until the distributions made under this subsection (a)(ii)(C) are equal to 80% to Class C1 Members and 20% to Class M1 Members (i.e., until Class M1 have received twenty-five percent of the total distributions received by the Class C1 Members to date pursuant to this subsection (a)(ii)(C), which does not include distributions returning Capital Contributions pursuant to subsection (a)(i)).

3.	Third, eighty percent (80%) will be distributed to the Class C1 Members, and twenty percent (20%) will be distributed to the Class M1 Members, ratably apportioned according to their respective Class C1 and Class M1 Membership Interests.

D.	Out of the Class D1 Unit Percentage Share, eighty five percent (85%) will be distributed to the Class D1 Members, and fifteen percent (15%) will be distributed to the Class M1 Members, ratably apportioned according to their respective Class D1 and Class M1 Membership Interests.

Section 4.3	Allocation of Profits and Losses

Except as otherwise provided in this Agreement, Profits and Losses (including individual items of profit, income, gain, loss, credit, deduction and expense) of the Company will be allocated among the Members in a manner such that the Capital Account balance of each Member, immediately after making that allocation, is, as nearly as possible, equal (proportionately) to the distributions that would be made to that Member pursuant to Section 12.4 of the Agreement if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their fair market value as reasonably determined by the Manager, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the fair market value of the assets securing that liability), and the net assets of the Company were distributed in accordance with Section 12.4 of this Agreement to the Members immediately after making that allocation, adjusted for applicable special allocations, computed immediately prior to the hypothetical sale of assets.

Operating Agreement of

Gratus reserve V, LLC

In the event that Members are issued Units on different dates, the Profits or Losses allocated to the Members for each Fiscal Year during which Members receive Units will be allocated among the Members in accordance with Section 706 of the Code, using any convention permitted by law and selected by the Manager. For purposes of determining the Profits, Losses and individual items of income, gain, loss credit, deduction and expense allocable to any period, Profits, Losses and any other items will be determined on a daily, monthly, or other basis, as determined by the Manager using any method that is permissible under Section 706 of the Code and the Treasury Regulations. Except as otherwise provided in this Agreement, all individual items of Company income, gain, loss, and deduction will be divided among the Members in the same proportions as they share Profits and Losses for the Fiscal Year or other period in question, except as modified to give effect to the special allocations described in Section 4.4 below.

Allocation of Profits and Losses may be modified by subsequent agreement to conform to adjustments made to the Membership Interests because of loans to the Company converted to contributions to capital, any non-uniform distributions of cash, and any liquidating distributions.

Section 4.4	Special Allocations

a. Qualified Income Offset. If a Member, or applicable Assignee, unexpectedly receives any adjustments, allocations, or distributions described in Regulations §§ 1.704-1(b)(2)(ii)(d)(4)-(d)(6), items of Company income and gain shall be specially allocated to each such Person in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Capital Account of such Person as quickly as possible, provided that an allocation pursuant to this Section shall be made only if and to the extent that such Person would have a negative Capital Account after all other allocations provided for in this Article 4 have been tentatively made as if this Section were not in the Agreement.

b. Section 704(c) Allocations. In accordance with Internal Revenue Code § 704(c) and the applicable Regulations issued pursuant to Internal Revenue Code § 704(c), income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members, or applicable Assignees, so as to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and initial Gross Asset Value of such property. In the event the Gross Asset Value of any Company Asset is adjusted pursuant to this Agreement, subsequent allocations of income, gain, loss, and deduction with respect to such property shall take into account any variation between the adjusted basis of such property for federal income tax purposes and Gross Asset Value of such property in the same manner as under Internal Revenue Code § 704(c) and the Regulations. Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose of this Agreement. Allocations made pursuant to this Section are solely for purposes of federal, state, and local taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

c. Minimum Gain Chargeback. Notwithstanding anything to the contrary in this Agreement, Profits and Losses shall be allocated as though this Agreement contained (and therefore is hereby incorporated herein by reference) minimum gain chargeback and partner minimum gain chargeback provisions, which comply with the requirements of Regulations § 1.704-2. For purposes of applying the minimum gain chargeback, non-recourse deductions for any taxable year shall be specially allocated among the Members, or applicable Assignees, in the same proportions that Losses for any such year would be allocated under Section 4.2a.

d. Allocations in Event of Re-characterization. If transactions between the Company and Members, or applicable Assignees, are re-characterized, imputed, or otherwise treated in a manner the effect of which is to increase or decrease the Profits or Losses of the Company, and correspondingly decrease or increase the taxable income, deduction, or loss of one or more Members or applicable Assignees, the allocations set forth in this Article shall be adjusted to eliminate, to the greatest extent possible, the consequences of such re-characterization or imputation.

e. Other Allocations. The Manager shall make such other special allocations as are required in order to comply with any mandatory provision of the Regulations or to reflect a Member’s or applicable Assignee’s economic interest in the Company, determined with reference to such Person’s right to receive distributions from the Company.

Operating Agreement of

Gratus reserve V, LLC

Section 4.5	Imputed Underpayments

a. Modifications of Imputed Underpayments. Other than as is otherwise expressly stated in this Agreement, the Manager may make any request for modifications of an “imputed underpayment” to the IRS, or cause the Partnership Representative or other Person to make any such request for any such modification, under the Internal Revenue Code as the Manager deems to be in the best interests of the Company, even if such an election has a negative effect on the Capital Account of one or more current or former Members.

b. Election in the Event of an Imputed Underpayment. In the event that the IRS determines that there is one or more “imputed underpayments” for any taxable year, then the Partnership Representative is hereby expressly authorized and directed to make an election under § 6226 under the Internal Revenue Code as set forth in the rules released on January 2, 2018, or their successors or replacements, without the vote or consent of the Members, within forty-five (45) days of the date the respective final partnership adjustment is mailed to the Company. In the event that the Partnership Representative chooses to make such an election, each Member’s share of the adjustment shall be calculated as follows:

i. For an adjustment that involves the allocation of an item to a specific Member or former Member or in a specific manner, including a reallocation of an item, each Member’s or former Member’s share of the adjustment, and any amounts attributable to such adjustment, shall be the total amount of the item that should have been allocated in the Reviewed Year; and

ii. For all other adjustments, the total adjustment, and any amounts attributable to such adjustment, shall be allocated as such items should have been allocated as described in subsection Section 4.3 above, and any other applicable provisions of this Agreement, in the Reviewed Year.

Article 5. Management of the Company

Section 5.1	General Authority of the Manager

Subject to the specific rights given the Members in this Agreement, all decisions respecting any matter affecting or arising out of the conduct of the business of the Company shall be made by the Manager, who shall have the exclusive right and full authority to manage, conduct, and operate the Company’s business.

The Manager shall direct, manage, and control the Company to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that such Manager may deem to be reasonably required to accomplish the purpose of the Company. However, the Manager shall not have the authority to take any action requiring the approval of the Members as set forth in Section 7.7. The Manager also shall not have the authority to engage in any action which would constitute a “Prohibited Transaction,” as defined by § 4975(c) of the Internal Revenue Code. Any transaction the Manager attempts to take which would constitute such a “Prohibited Transaction” shall be void ab initio.

The Manager shall manage and administer the Company according to this Agreement and shall perform all duties prescribed for a manager by the WLLCA.

Section 5.2	Actions of the Manager

Unless otherwise set forth in this Agreement, if there is more than one Manager, any Manager may act independently on behalf of the Company, or with regard to the administration of the Company, without the joinder of any other Manager, and any authority granted to the Manager under this Agreement or by the WLLCA may be duly exercised by any single Manager.

Operating Agreement of

Gratus reserve V, LLC

Section 5.3	Authority to Make or Terminate Tax Elections

The Manager may, but shall not be required to, cause the Company to make or terminate any elections applicable to the Company for federal and state income tax purposes, as the Manager deems to be in the best interests of the Members and the Company, without prior Notice to any Member. Such elections shall include, but are not limited to, an optional adjustment to basis election under § 754 of the Internal Revenue Code relating to distributions of Company Assets in a manner provided for in § 734 of the Internal Revenue Code and, in the case of a Transfer of a Unit, in a manner provided for in § 743 of the Internal Revenue Code.

Upon the addition of any new Manager, or a change in the ownership of or Persons having management authority over an existing Manager, exercising the § 754 election under the Internal Revenue Code shall require the unanimous consent of all the Members entitled to vote.

Section 5.4	Authorization to Execute Certain Instruments

With respect to all of their obligations, powers, and responsibilities under this Agreement, the Manager is authorized to execute and deliver, for and on behalf of the Company, such notes and other evidence of indebtedness, contracts, agreements, assignments, deeds, leases, loan agreements, mortgages, and other security instruments and agreements in such form, and on such terms and conditions, as the Manager in its sole discretion deems proper.

Section 5.5	Delegation to Agent

The Manager may delegate or proxy to any agent the power to exercise any or all powers granted such Manager as provided in this Agreement, including those that are discretionary, if allowed by law. The delegating Manager may terminate any delegation at any time. The delegation of any such power, as well as the revocation of any such delegation, shall be evidenced by an instrument in writing executed by the delegating Manager.

Section 5.6	Officers

The Manager is authorized to appoint one or more officers from time to time and to delegate authority thereto. The officers shall hold office until their successors are chosen and qualified. Subject to any employment agreement entered into between the officer and the Company, an officer shall serve at the pleasure of the Manager.

Section 5.7	Specific Powers of the Manager

Without limiting the authority set forth in Section 5.1, the Manager shall have power and authority on behalf of the Company to:

a. Create classes of Units, issue Units, and determine consideration for Units;

b. Purchase, trade, manage and sell Company Assets; lend Company-owned cash, precious metals and digital assets; and participate in staking and other yield-generating arrangements, in each case subject to this Agreement and applicable law;

Operating Agreement of

Gratus reserve V, LLC

c. Borrow money on behalf of the Company from banks or other third party lenders on such terms as the Manager may deem appropriate, and to hypothecate, encumber, and grant security interests in Company Assets for the sole purpose of securing repayment of such borrowed sums. No debt or other obligation shall be contracted, or liability incurred, by or on behalf of the Company except by the Manager, and in no event shall any debt call for the individual guarantee of any Member unless otherwise agreed upon in writing by such Member;

d. Execute on behalf of the Company all instruments and documents, including, without limitation: checks; drafts; loan agreements, notes, and other negotiable instruments; guarantee agreements; mortgages or deeds of trust; security agreements; financing statements; joint-ownership agreements, if any, relating to the management of Company Assets; documents providing for the acquisition, financing, refinancing, or disposition of the Company Assets; assignments; bills of sale; leases; and any other instruments or documents necessary, in the opinion of the Manager, to the business of the Company, including the Company Assets;

e. Amend this Agreement pursuant to Section 14.4.

f. Purchase liability and other insurance to protect the Company Assets;

g. Open financial accounts in the name of the Company;

h. Disburse Distributable Cash, invest Capital Contributions, and pay fees and expenses as set forth in this Agreement;

i. Employ, contract with, and/or dismiss agents, employees, contractors, brokers, accountants, legal counsel, managing agents, or other Persons to perform services for the Company and to compensate such Persons from Company funds;

j. Institute, prosecute, defend, settle, compromise, and dismiss actions or proceedings brought by, on behalf of, or against the Company; and

k. Do and perform all other acts as may be necessary or appropriate to conduct the Company’s business.

Section 5.8	Side Letters

The Manager has the authority on the behalf of the Company, without the consent of any Member, to enter into one or more written agreements (each, a “Side Letter”) with any Member or prospective member, which Side Letter may (i) alter or supplement the rights, obligations, or restrictions of such member under this Agreement, including without limitation, with respect to fee rates, liquidity rights, reporting, co-investment opportunities, and other economic or non-economic terms, or (ii) grant such Member or prospective member additional rights, benefits, or privileges not provided to other Members. The Company and all Members hereby agree that the Manager shall be authorized to enter into any such Side Letters and that the terms of any such Side Letter to which the Company is a party shall be binding upon the Company and enforceable in accordance with its terms (notwithstanding any other provision of this Agreement).

Any Side Letter entered into by the Manager shall be binding solely upon the Company, Manager and the Member(s) that are party thereto, and no other member shall be entitled to any rights or benefits conferred under such Side Letter. The Manager shall not be required to disclose the existence or terms of any such Side Letter to any other Member unless required by law or regulation. The Manager has no obligation to offer or grant to any other Member the rights or benefits set forth in any Side Letter.

Operating Agreement of

Gratus reserve V, LLC

Section 5.9	Fiduciary Duties Waived

The WLLCA contains certain provisions that provide for fiduciary duties on a limited liability company’s manager (including the duties of loyalty and care) but allow the members of the limited liability company to change or limit these duties by mutual agreement. The Members hereby agree that the Manager shall not have any duty (including any fiduciary duty of loyalty or care, all of which are expressly waived) to the Company, the Members, or any other Person, including any fiduciary duty associated with self-dealing or corporate opportunities. Without limiting the generality of the foregoing, the Manager and its Affiliates may form, own interests in, and manage entities with similar investment objectives as the Company.

Article 6. The Manager

Section 6.1	The Manager

The Manager shall manage and administer Company Assets and perform all other duties prescribed for a manager by the WLLCA. The Company must have at all times at least one Manager. No other Person shall have any right or authority to act for or bind the Company except as permitted in this Agreement or as required by law. The Manager shall have no personal liability for the obligations of the Company.

Section 6.2	Extent and Scope of Services

During the existence of the Company, the Manager shall devote such time and effort to the Company’s business as the Manager determines to be necessary to promote adequately the interest of the Company and the mutual interest of the Members.

It is specifically understood and agreed that the Manager and its Affiliates shall not be required to devote full time to the Company’s business.

The Manager and any of the Manager’s Affiliates may engage in and possess interests in other business ventures of any and every type or description, independently or with others. Neither the Company nor any Member shall have any right, title, or interest in or to such independent ventures of the Manager. The Manager and the Manager’s Affiliates may compete with the Company through any such independent venture, without liability to the Company for so doing.

Notwithstanding any fiduciary duty owed by the Manager to the Company or the Members, the Manager is under no obligation to present any investment opportunity to the Company, even if such opportunity is of a character that, if presented to the Company, could be taken by the Company for its own account.

Section 6.3	Employment of Professionals

The Company may employ such brokers, agents, accountants, attorneys, and other advisors as the Manager may determine to be appropriate for the Company’s business.

Section 6.4	Voluntary Withdrawal of a Manager

A Manager of the Company may resign at any time by giving written Notice to all of the Members of the Company; however, this may require approval of a lender if the loan was conditioned on the qualifications of said Manager. The resignation of a Manager shall take effect ninety (90) days after receipt of Notice thereof or at such other time as shall be specified in such Notice or otherwise agreed between the Manager and Members. The acceptance of such resignation shall not be necessary to make it effective.

Operating Agreement of

Gratus reserve V, LLC

Section 6.5	Removal of a Manager

A Manager may be removed for Good Cause by Members holding seventy-five percent (75%) of the outstanding Investor Class Units. For purposes of the foregoing, “Good Cause” means that the Manager conducted itself on behalf of the Company in a manner that (i) constitutes gross negligence or willful misconduct, and (ii) has a material, adverse effect on the Company, as determined by a non-appealable final judgment of a court of competent jurisdiction. In the event the Members vote to remove a Manager for Good Cause, the Manager shall have the right to submit the question of whether sufficient grounds for removal exist to binding arbitration (without being required to resolve the dispute through negotiation or mediation) to be conducted as further described in the Agreement. If the Manager elects to submit the question to binding arbitration, removal of the Manager shall not be effective until a final determination on removal has been made through such arbitration.

If a Manager is removed for Good Cause, its rights to any Units it holds will be unaffected including its right to vote and receive Distributable Cash pursuant to Section 4 above. No Member, including the Manager, if applicable, will have any special right to withdraw upon a removal of a Manager.

Section 6.6	Effect of Resignation or Removal on Manager Compensation

The amount of compensation a Manager of the Company has accrued pursuant to Section 6.8 below will be unaffected by a Manager’s removal or resignation. All compensation which accrues after a Manager’s removal or resignation will be reallocated to the remaining and/or replacement Manager(s).

Section 6.7	Additional Managers

At any time, the Manager, in its sole discretion, may designate any Person (regardless of whether a Member) a Manager. If all of the Managers withdraw, are removed, or otherwise cannot serve as Managers for any reason, a majority of voting Investor Membership Interests shall, within ninety (90) days after the date the last remaining Manager has ceased to serve, designate one or more new Managers effective as of the date of such withdrawal, removal, or inability to serve. Any Person becoming a Manager will automatically have the rights, authorities, duties, and obligations of a Manager under the Agreement.

Section 6.8	Management Compensation and Fees

The Manager will be entitled to receive only the fees and reimbursements expressly described in this Section. All fees and reimbursements shall be paid solely in cash. Neither the Manager nor any Affiliate may elect to receive compensation in Company Assets, Units or other equity interests, or defer, capitalize, offset, or otherwise convert any fee or reimbursement into an equity interest or other interest in the Company.

No fee or reimbursement payable to the Manager or any Affiliate shall be increased, accelerated, modified, or otherwise adjusted through the exercise of discretion concerning the valuation of Company assets, the timing of transactions involving Company assets, or the selection among otherwise permissible transactions for the purpose of increasing compensation or other economic benefits payable to the Manager or such Affiliate.

Operating Agreement of

Gratus reserve V, LLC

a. Asset Management Fee: The Manager or its designated assigns will receive an asset management fee for services provided in connection with the ongoing administration and management of the Company. This fee accrues monthly at an annualized rate of two percent (2%) of NAV per annum (i.e., one-sixth of one percent (approximately 0.1667%) calculated monthly on NAV as of the last day of each month) and is payable monthly in arrears within 30 days after the end of each calendar month. The applicable rate is fixed and non-discretionary and shall not be accelerated, adjusted, or increased based upon the exercise of discretion by the Manager. The Company’s determination of “NAV” will be calculated pursuant to the objective valuation standards set forth in Section 2.1(gg).

b. Launch Fee: The Manager or its designated assigns will receive a launch fee for services provided in connection with establishing the Company and establishing the Company’s initial operations. This fee accrues monthly at an annualized fixed and non-discretionary rate of three percent (3%) of NAV per annum, capped at a total of $750,000, calculated monthly during each of the first 18 full calendar months beginning the month after the Company makes its first acquisition of precious metals or digital assets. This fee will no longer accrue upon the earlier of (i) the date on which the aggregate launch fee equals $750,000 or (ii) the expiration of such 18-month period. The $750,000 aggregate limitation shall apply notwithstanding any increase in NAV during the applicable period. The launch fee will be calculated as of the last day of each month and payable monthly in arrears (i.e., one-quarter of one percent (0.25%) of NAV as of the last day of each calendar month, payable within 30 days after the end of each calendar month), without any acceleration, adjustment, or increase. The Company’s determination of “NAV” will be calculated pursuant to the objective valuation standards set forth in Section 2.1(gg).

c. Yield Generation Fee: The Manager or its designated assigns will receive a yield generation fee for services provided in connection with deploying and overseeing the Company’s yield-generating activities. This fee will be equal to 20% of “Yield” actually credited to or received by the Company from third-party institutional yield programs, staking programs, lending programs, or similar yield-generating activities. As used in this paragraph, “Yield” shall be objectively measured based on statements, reports, account records, or other information provided by the applicable third-party provider and shall equal amounts actually credited to or received by the Company from such yield-generating activities, less any fees, spreads, validator fees, platform charges, or other amounts withheld by the applicable third-party provider. Yield excludes repayment or return of principal, return of collateral, and transfers of existing Company assets that do not constitute interest, staking rewards, lending fees or other investment income. The Yield Generation Fee shall be calculated monthly and payable within 30 days after the end of each calendar month. No Yield Generation Fee shall be calculated by reference to unrealized appreciation, hypothetical yield, or any amount that has not actually been credited to or received by the Company. The Manager shall not receive from any third-party yield provider, staking provider, lender, borrower, platform, validator, or other counterparty any rebate, referral fee, commission, spread, fee, or other economic benefit in connection with the Company’s participation in such activity unless such amount is expressly disclosed in the Company’s governing documents or offering materials and is taken into account in determining the aggregate compensation payable to the Manager and its Affiliates. The Manager shall not select, retain, replace, or favor any yield-generating counterparty for the purpose of increasing the Yield Generation Fee or other compensation or economic benefit payable to the Manager or its Affiliates.

d. Services and Compensation: The fees described in subsections (a) through (c) are payable for services actually provided by the Manager in connection with the establishment, operation, administration, management, and investment activities of the Company. No such fee shall be earned or payable except to the extent the applicable services are actually performed.

Operating Agreement of

Gratus reserve V, LLC

e. Reimbursement of Expenses: The Manager or its Affiliates will receive reimbursement solely of reasonable, documented, and actually incurred out-of-pocket expenses paid by the Manager or its Affiliates to independent third parties on behalf of, and directly and reasonably allocable to, the Company in connection with the Company’s operations, including legal, financial, tax reporting, and accounting costs directly and reasonably allocable to the operation of the Company. Such reimbursements may be paid from Capital Contributions, operating revenue, or reserves. No reimbursement shall include (i) any markup, profit element, overhead, internal cost, or compensation component, (ii) any expense primarily attributable to the general business operations of the Manager or its Affiliates, or (iii) any amount that constitutes compensation for services rendered by the Manager or its Affiliates. All reimbursed expenses shall be supported by reasonable documentation sufficient to establish the amount, nature, date, and direct allocation of the expense to the Company. No expense shall be reimbursed to the extent that it has been reimbursed from another source or is otherwise borne by the Manager or its Affiliates as a general business expense. The Manager shall maintain reasonable contemporaneous records supporting each reimbursement request and shall make such records available to the Company upon reasonable request.

f. No Other Compensation: Neither the Manager nor any of its Affiliates shall receive any compensation from the Company for services provided to the Company other than the asset management fee, launch fee, and yield generation fee expressly provided for herein, and no services provided by the Manager or its Affiliates shall be compensated through expense reimbursement. No compensation, fee, reimbursement, rebate, commission, carried interest, incentive allocation, or other economic benefit shall be payable to the Manager or any Affiliate except (i) as expressly provided in this Section 6.8 and (ii) distributions made pursuant to Section 4.2 to the Manager or any Affiliate due to their ownership of Company units.

g. Aggregate Compensation: The reasonableness of compensation payable to the Manager and its Affiliates for services provided to the Company shall be determined on an aggregate basis, taking into account all relevant facts and circumstances, including the nature and extent of the services actually provided, the time and resources reasonably devoted to those services, compensation ordinarily charged for comparable services, and all fees and other compensation paid or payable to the Manager and its Affiliates for such services. The aggregate compensation payable under this Section shall not exceed reasonable compensation for the services actually provided. For purposes of this determination, the fees described in subsections (a) through (c) shall be considered in the aggregate and not separately. Economic rights associated with the Class M1 Units shall be governed exclusively by Section 4.2 and shall not be taken into account as compensation for services for purposes of this Section.

Article 7. The Members

Section 7.1	Member Identification

All Members of the Company and their Units shall be listed on a ledger kept by the Manager or transfer agent engaged by the Company.

Section 7.2	Limited Liability of Members

No Member shall be required to make any contribution to the capital of the Company for the payment of any Losses or for any other purposes; nor shall any Member be responsible or obligated to any third party for any debts or liabilities of the Company in excess of the sum of that Member’s total Capital Contribution and share of any undistributed Profits of the Company.

Operating Agreement of

Gratus reserve V, LLC

Section 7.3	No Right to Participate in Management

No Member, other than a Manager who is additionally a Member, may participate in the management and operation of the Company’s business or its investment activities or bind the Company to any obligation or liability whatsoever.

Section 7.4	Limited Right to Withdraw for a Member

Other than as provided herein, no Member shall have the right to withdraw from the Company or to receive a return of any of its contributions to the Company until the Company is terminated and its affairs wound up, according to the WLLCA and the Agreement, unless otherwise approved by the Manager.

The Manager may, in its sole discretion, adopt a redemption program relating to the Company’s purchase of Investor Class Units. The Manager may determine the terms of, amend, and terminate such redemption program, in its sole discretion. Any current redemption program should be included as an Exhibit to this Agreement.

Section 7.5	Breach of this Agreement

A Member will breach this Agreement if the Member:

a. Attempts to withdraw from the Company, other than as permitted herein;

b. Interferes in the management of the Company’s affairs;

c. Engages in conduct which results in the Company losing its tax status as a partnership;

d. Breaches any confidentiality provisions of this Agreement,

e. Fails to discharge a legal duty to the Company,

f. Fails to make any required Capital Contributions or additional funding obligation when due,

g. Engages in fraud, willful misconduct, or criminal activity that materially adversely affects the Company or its reputation,

h. Transfers, assigns, or encumbers any interest in the Company in violation of this Agreement, or

i. Any other material breach of this Agreement.

A Member who is in breach of this Agreement shall be liable to the Company for damages caused by the breach. The Company may offset for the damages against any distributions or return of capital to the Member who has breached this Agreement.

Section 7.6	No Right to Cause Dissolution

No Member shall have the right or power to cause the dissolution and winding up of the Company by court decree or otherwise.

Operating Agreement of

Gratus reserve V, LLC

Section 7.7	Voting

The consent or vote of not less than a Required Interest of the Class M1 Units shall be required to cause the Company to do anything set forth in this Section, except as otherwise set forth in this Agreement.

The Class M1 Members, but not Assignees, shall have the right to vote on the following matters:

a. Amendment of the Agreement, other than as described in Section 14.3;

b. To cause the voluntary dissolution of the Company;

c. Merger or acquisition of the Company where the Company is not the surviving entity; and

d. Such other matters as are required by this Agreement or the WLLCA.

Section 7.8	Expulsion of a Member

A Member may be expelled from the Company by the Manager if that Member (a) has willfully violated any provision of this Agreement; which breach is not cured within ten (10) days from notice by the Company or incapable of being cured, (b) committed fraud, theft, or gross negligence against the Company or one or more Members of the Company, or (c) engaged in wrongful conduct that adversely and materially affects the business or operation of the Company. Upon determination by the Manager, such Member shall be immediately expelled as a Member and deemed an Assignee pursuant to Article 11. For one hundred eighty (180) days following the determination to expel, the Company shall have the option to purchase the interests of the former Member at Fair Market Value, as determined by a qualified appraiser chosen by the Manager. The determination of Fair Market Value made by such appraiser shall be final, conclusive, and binding on the Company, all Members, and all Assignees of a Membership Interest. The fees and expenses of such appraiser shall be shared equally by the purchaser and seller of the Membership Interest.

Article 8. Meetings and Notice

Section 8.1	Annual Meetings

No annual meeting of the Manager or the Members is required.

Section 8.2	Special Meetings

Special meetings of the Members or Manager may be called by the Manager or by Members holding at least ten percent (10%) of the Membership Interests entitled to vote. Special meetings of the Members or Manager shall be called upon delivery to the Members and Manager of a Notice of a special meeting given in accordance with Section 8.3.

Section 8.3	Notice of Meetings

At least ten (10), but no more than sixty (60), days before the date of a meeting, the Company shall deliver a Notice stating the date, time, and place of any meeting of the Members or Manager, and a description of the purposes for which the meeting is called, to each Manager and each Member entitled to vote at the meeting, at such address as appears in the records of the Company.

Operating Agreement of

Gratus reserve V, LLC

Section 8.4	Waiver of Meeting Notice

A Member or Manager may waive notice of any meeting, before or after the date and time of the meeting as stated in the Notice, by delivering a signed waiver to the Company for inclusion in the minutes. A Member’s or Manager’s attendance at any meeting, in person or by proxy, waives objection to lack of notice or defective notice of the meeting, unless the Member or Manager, at the beginning of the meeting, objects to holding the meeting or transacting business at the meeting. A Member or Manager waives objection to consideration of a particular matter at the meeting that is not within the purposes described in the meeting Notice, unless the Member or Manager objects to considering the matter when it is presented.

Section 8.5	Voting by Proxy

A Member or Manager may appoint a proxy to vote or otherwise act for such Member or Manager pursuant to a written appointment executed by the Member or Manager or such Persons duly authorized as attorney-in-fact. An appointment of a proxy is effective when received by the secretary or other officer or agent of the Company authorized to tabulate votes. The general proxy of a fiduciary is given the same effect as the general proxy of any other Member or Manager. A proxy appointment is valid for an unlimited term unless otherwise expressly stated in the appointment form or unless such authorization is revoked by the Member or Manager who issued the proxy.

Section 8.6	Action by Consent

Any action required or permitted to be taken at a meeting of the Members or Manager may be taken without a meeting if the action is taken by Members holding sufficient voting Units, or Manager with sufficient authority, to vote on the action. The action must be evidenced by one or more written consents describing the action taken, which consents, in the aggregate, are signed by sufficient Membership Interests entitled to vote on the action and delivered to the Company for inclusion in the minutes.

Section 8.7	Quorum

A quorum for a meeting of the Members shall be the Members holding at least a majority in interest of the Membership Interests entitled vote.

Section 8.8	Presence

Any or all the Members or the Manager may participate in any meeting of the Members by, or through the use of, any means of communication by which all the Members and Manager participating may simultaneously hear each other during the meeting. A Member or Manager so participating is deemed to be present in person at the meeting.

Section 8.9	Conduct of Meetings

At any meeting of the Members or Manager, the Manager shall preside at the meeting and shall appoint a Person to act as secretary of the meeting. The secretary of the meeting shall prepare minutes of the meeting, which shall be placed in the minute books of the Company.

Operating Agreement of

Gratus reserve V, LLC

Article 9. Books, Records and Bank Accounts

Section 9.1	Books and Records

The Manager shall keep books of account with respect to the operation of the Company. Such books shall be maintained at the principal office of the Company, or at such other place as the Manager may determine.

Section 9.2	Access to Information

Subject to the provisions of this Section, each Member (and/or its designee) may examine the Company’s books, records, accounts, and assets at the principal office of the Company, or such other place as the Manager may specify, during usual business hours, subject to such reasonable restrictions as may be imposed by the Manager. All expenses attributable to any such examination or audit shall be borne by such Member.

An Assignee has no right to information regarding the Company. Though Assignees are not entitled to information, if they have or acquire information, they are subject to the confidentiality provisions of this Article, as those provisions apply to the Members.

Section 9.3	Confidential Information

The Members acknowledge that they may receive information regarding the Company in the form of trade secrets or other information that is confidential, the release of which may be damaging to the Company or to Persons with whom it does business.

Each Member shall hold in strict confidence any information it receives regarding the Company that is identified as being, or reasonably understood to be, confidential and may not disclose it to any Person other than another Member, except for disclosures:

a. compelled by law, but the Member must notify the Manager promptly of any request for that information before disclosing it, if practicable, to allow the Manager the opportunity to seek a protective order from a court of competent jurisdiction;

b. to advisers or representatives of the Member, but only if they have also agreed to be bound by the provisions of this Section; and

c. of information that the Member has received from a source independent of the Company, which the Member reasonably believes it obtained without breach of any obligation of confidentiality.

Section 9.4	Accounting Basis and Fiscal Year

The books of account of the Company shall be kept using appropriate accounting methods, as determined by the Manager, unless otherwise required by law, and shall be closed and balanced at the end of each Company year. The fiscal year of the Company shall end on December 31st of each year.

Section 9.5	Reports

The Manager shall, at the Company’s expense, use commercially reasonable efforts to cause the Company to furnish to each of the Members all information related to the Company necessary for the preparation of the Members’ federal and state income tax returns. Within one hundred twenty (120) calendar days after the end of the fiscal year and ninety (90) calendar days after the end of the semi-annual reporting date, the Manager shall use its commercially reasonable efforts to circulate to each Member electronically by e-mail or made available via an online platform financial statements prepared in accordance with U.S. GAAP, which include a balance sheet, profit and loss statement and a cash flow statement.

Operating Agreement of

Gratus reserve V, LLC

Notwithstanding the foregoing, if the Company is required to disclose financial information pursuant to the Securities Act or the Exchange Act (including without limitations periodic reports under the Exchange Act or under Rule 257 under Regulation A of the Securities Act), then compliance with such provisions shall be deemed compliance with this Section and no further or earlier financial reports shall be required to be provided to the Members.

All financial statements and reports shall be prepared at the expense of the Company.

Section 9.6	Bank Accounts and Company Funds

All funds of the Company shall be held in a separate bank account in the name of the Company, as determined by the Manager. All accounts used by or on behalf of the Company shall be and remain the property of the Company, and shall be received, held, and disbursed by the Manager for the purposes specified in this Agreement.

Article 10. Internal Dispute Resolution Procedure

all prospective Members should carefully read this entire Article 10 to ensure that they understand that by signing this Agreement they are giving up the right to trial and reimbursement of expenses related to any Dispute. The primary purpose of this Article is to protect the Members and their respective investments in the Company.

Section 10.1	Introduction

Because the nature of the Company is to generate profits from the Company’s operations, it is imperative that one Member’s dispute with the Manager and/or other Members is not allowed to diminish the profits available to other Members. Litigation could require diversion of the Company’s profits to pay attorneys’ fees or could tie up Company funds necessary for the operation of the Company, impacting the profitability of the investment for all the Members. The only way to prevent such needless expense is to have a comprehensive dispute resolution procedure in place, to which each of the Members have specifically agreed in advance of membership in the Company. The procedure described below requires an aggrieved party to take a series of steps designed to amicably resolve a dispute on terms that will preserve the interests of the Company and other non-disputing Members, before invoking a costly remedy, such as arbitration.

In the event of a dispute, claim, question, or disagreement between the Members or between the Manager and one or more Members arising from or relating to this Agreement, the breach thereof, or any associated transaction (hereinafter “Dispute”), the Manager and the Members hereby agree to resolve such Dispute by strictly adhering to the dispute resolution procedure provided in this Article.

Section 10.2	Notice of Disputes

The aggrieved party must send written Notice of a Dispute to the Manager.

Operating Agreement of

Gratus reserve V, LLC

Section 10.3	Negotiation of Disputes

The parties hereto shall use their best efforts to settle any Dispute. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to all parties. If, within a period of ninety (90) days after written Notice of such Dispute has been served by either party on the other, the parties have not reached a negotiated solution, then upon further Notice by either party, the Dispute shall be submitted to mediation administered by the American Arbitration Association (“AAA”) in accordance with the provisions of its commercial mediation rules. The onus is on the aggrieved party to initiate each next step in this dispute resolution procedure as provided below.

a. Tiebreaker Provision. If the disputing parties are unable or unwilling to attempt a negotiated agreement on their own within thirty (30) days of Notice of the Dispute, they shall appoint a mutually acceptable neutral party who shall be either an attorney or CPA licensed in Wyoming, familiar with the Securities Act, the WLLCA, and Regulation D offerings, to review the facts surrounding the Dispute and offer a nonbinding tiebreaking vote and/or proposed resolution. All costs and fees for such informal resolution shall be split equally between the parties to the dispute.

Section 10.4	General Provisions for Alternative Dispute Resolution

On failure of negotiation and mediation, as a last resort, binding arbitration shall be used to ultimately settle the Dispute. The following provisions shall apply to any subsequent mediation or arbitration.

a. Preliminary Relief. Any party to the Dispute may seek preliminary relief at any time after negotiation described above has failed, but prior to arbitration, under the “Optional Rules for Emergency Measures of Protection of the AAA Commercial Arbitration Rules and Mediation Procedures.” The AAA case manager may appoint an arbitrator who will hear only the preliminary relief issues without going through the arbitrator selection process described in this Article.

b. Consolidation. Identical or sufficiently similar Disputes presented by more than one Member may, at the option of the Manager, be consolidated into a single negotiation, mediation, and/or arbitration.

c. Location of Mediation or Arbitration. Any mediation or arbitration shall be conducted in the venue set forth in Section 10.8, and each party to such mediation or arbitration must attend in person.

d. Attorney Fees and Costs. Each party shall bear its own costs and expenses (including its own attorneys’ fees) and an equal share of the mediator or arbitrators’ fees and any administrative fees, regardless of the outcome.

e. Maximum Award. The maximum amount a party may seek during mediation or be awarded by an arbitrator is the amount equal to the party’s Capital Contributions and any Distributable Cash or interest to which the party may be entitled. An arbitrator will have no authority to award punitive or other damages.

f. AAA Commercial Mediation or Arbitration Rules. Any Dispute submitted for mediation or arbitration shall be subject to the AAA’s commercial mediation or arbitration rules. If there is a conflict between these rules and this Article, this Article shall be controlling.

Operating Agreement of

Gratus reserve V, LLC

Section 10.5	Mediation

Any Dispute that cannot be settled through negotiation as described in this Article may proceed to mediation. The parties shall try in good faith to settle the Dispute by mediation, which each of the parties to the Dispute must attend in person, before resorting to arbitration. If, after no less than three (3) face-to-face mediation sessions, unless the parties agree otherwise, mediation proves unsuccessful at resolving the Dispute, the parties may then, and only then, resort to binding arbitration as described in Section 10.6.

If the initial mediation(s) does not completely resolve the Dispute, any party may request, for good cause (which shall be specified in writing) a different mediator for subsequent mediation(s) by serving Notice of the request on the other parties for approval. If good cause exists, such request shall not be unreasonably denied.

a. Selection of Mediator. The complaining party shall submit a request for mediation to the AAA. The AAA will appoint a qualified mediator to serve on the case. The parties will be provided with a biographical sketch of the mediator. The parties are instructed to review the sketch closely and advise the AAA of any objections they may have to the appointment in writing within five (5) days of receipt. If no objections are received within this timeframe, the mediator shall be deemed acceptable and mediation scheduled as soon as possible thereafter.

The preferred mediator shall have specialized knowledge of securities law, unless the dispute pertains to financial accounting issues, in which case the arbitrator shall be a certified public accountant, or if no such Person is available, shall be generally familiar with the subject matter involved in the Dispute. If the parties are unable to agree on the mediator within thirty (30) days of the request for mediation, the AAA case manager will make an appointment.

Section 10.6	Arbitration

Any Dispute that remains unresolved after good faith negotiation and failed mediation shall be settled by binding arbitration. Judgment on the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.

a. Selection of Arbitrator. Prior to arbitration, the complaining party shall cause the appointment of an AAA case manager by filing of a claim with the AAA along with the appropriate filing fee and serving it on the defending party. The AAA case manager shall provide each party with a list of proposed arbitrators who meet the qualifications described below, or if no such Person is available, are generally familiar with the subject matter involved in the Dispute. Each side will be given a number of days to strike any unacceptable names, number the remaining names in order of preference, and return the list to the AAA. The AAA case manager shall then invite Persons to serve from the names remaining on the list, in the designated order of mutual preference. Should this selection procedure fail for any reason, the AAA case manager shall appoint an arbitrator as provided in the applicable AAA Commercial Arbitration Rules.

b. Qualifications of Arbitrator. The selected arbitrator shall have specialized knowledge of securities law, unless the dispute pertains to financial accounting issues, in which case the arbitrator shall be a certified public accountant. Further, the selected arbitrator must agree to sign a certification stating that he/she has read this Agreement and all of the documents relevant to this Agreement in their entirety.

c. Limited Discovery. Discovery shall be limited to only this Agreement and those documents pertaining to this Agreement, any written correspondence between the parties, and any other documents specifically requested by the arbitrator as necessary to facilitate his or her understanding of the Dispute. The parties may produce witnesses for live testimony at the arbitration hearing at their own expense. A list of all such witnesses and complete copies of any documents to be submitted to the arbitrator shall be served on the arbitrator and all other parties within forty-five (45) days of the arbitration hearing, at the submitting party’s expense.

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Gratus reserve V, LLC

Section 10.7	Maintenance of the Status Quo

Unless preliminary relief has been sought and granted pursuant to Section 10.4(a) above, while a Dispute is pending, the Manager shall continue all operations and distributions of Distributable Cash in accordance with the provisions set forth in this Agreement as if the Dispute had not arisen, except that, a complaining Member’s distributions shall be suspended and held in trust by the Manager pending the outcome of the Dispute.

Section 10.8	Venue

Venue for any Dispute arising under this Agreement or any Disputes among any Members or the Company shall be in the county of the principal office of the Company.

Article 11. Transfers and Member Admissions

Section 11.1	Assignee Interest Transferred

The transferee of a Unit will be an Assignee until such time as the Assignee satisfies the requirements of Section 11.5 to become a Member. Until such time as an Assignee is admitted as a Member, such Assignee shall have only those rights set forth in Section 11.2 of this Agreement.

An Assignee must execute, acknowledge, and deliver to the Company a written acceptance and adoption of this Agreement by the Assignee and execute, acknowledge, and deliver to the Manager a power of attorney in the form or containing the provision of authority provided in the Subscription Agreement.

Section 11.2	Rights of an Assignee

If an Assignee is not admitted as a Member because of the failure to satisfy the requirements of Section 11.5, such Assignee shall nevertheless be entitled to receive such distributions from the Company as the transferring Member would have been entitled to receive under this Agreement had the transferring Member retained such Units.

Assignees shall have no other rights of the Members, including voting rights and access to Company records and information. Members have legal and economic rights, while Assignees only have the right to receive economic benefits.

Section 11.3	Assignee to Assume Tax Liability

The Assignee of a Unit, as well as any Person who acquires a charging order against a Unit, shall report income, gains, Losses, deductions, and credits with respect to such Unit for the period in which the Assignee interest is held or for the period the charging order is outstanding. The Manager shall deliver to the Assignee or the holder of such charging order, as the case may be, all tax forms required to be delivered to the Members generally indicating that the income from such Unit has been allocated to the holder of the Assignee interest or the holder of the charging order.

Operating Agreement of

Gratus reserve V, LLC

Section 11.4	Admission of Members

The Company may, from time to time, admit Assignees of Units from Members as Additional Members, with consent from the Manager.

Section 11.5	Admission Procedure

No Person shall be admitted as a Member unless such Person executes, acknowledges, and delivers to the Company such instruments as the Manager may deem necessary or advisable to effect the admission of such Person as an Additional Member, including, without limitation, the written acceptance and adoption by such Person of the provisions of this Agreement, the power of attorney in the form or containing the provision of authority provided in Subscription Agreement, pertinent tax information, as well as any amendments to this Agreement and attorneys’ fees and costs necessitated by the admission of such Additional Member. Company records will be revised, from time to time, to reflect the admission of any Additional Member.

Section 11.6	Restrictions on Transfer

Units, or any interest thereof, may not be the subject of any assignment, pledge, mortgage, hypothecation, gift, sale, resale, or other disposition or encumbrance (collectively, a “Transfer”), either to a prospective Assignee or prospective Member, unless the Units are subsequently registered under the Securities Act of 1933 and appropriate state securities laws, or unless, among other conditions set forth in this Agreement, an exemption from registration is available.

Further, no Transfers may be approved, Assignee rights granted, and/or Additional Members admitted unless the Transfer: (a) is approved by the Manager, which approval may be granted or withheld in its sole discretion and subject to such conditions as it may impose; (b) is evidenced by a written agreement, in form and substance satisfactory to the Manager, that is executed by the transferor, the transferee(s), and the Manager; (c) will not result in violation of the registration requirements of the Securities Act; (d) will not require the Company to register as an investment company under the Investment Company Act of 1940, as amended; and (e) will not result in the Company being classified for United States federal income tax purposes as an association taxable as a corporation.

The transferor of any Units is required to reimburse the Company for any expenses reasonably incurred in connection with a Transfer, including any legal, accounting, and other expenses, regardless of whether such Transfer is consummated.

Upon the Manager’s request, the transferor shall provide (or, if obtained by the Company, reimburse the Company for) a written opinion of counsel, in a form satisfactory to the Manager, to the effect that such Transfer: (a) will not result in a termination of the Company within the meaning of the WLLCA or § 708(b) of the Internal Revenue Code; and (b) does not violate any applicable federal or state securities law.

The transferee of any Units in the Company that is admitted to the Company as a substitute Member shall succeed to the rights and liabilities of the transferor Member, and, after the effective date of such admission, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent of the Units transferred.

Operating Agreement of

Gratus reserve V, LLC

Section 11.7	Non-Recognition of an Unauthorized Transfer or Assignment

Any attempted Transfer in violation of the provisions of this Agreement is void ab initio. The Company shall not be required to recognize the purported interest in the Company of any transferee or Assignee who has obtained such purported interest in the Units as a result of a Transfer that is not authorized by this Agreement. If the Transfer is in doubt, or if there is reasonable doubt as to who is entitled to a distribution of the income realized from a Unit or the interest of an Assignee, the Company may accumulate the income until this issue is finally determined and resolved. Accumulated income shall be credited to the Capital Account of the Member or Assignee whose interest is in question.

Section 11.8	Permitted Transfers

A Member may Transfer its Units without the consent of the Manager or any other Member to a trust for his or her benefit, to his or her spouse, to a trust for the benefit of his or her spouse, to his or her Immediate Family, or to a trust for the benefit of his or her Immediate Family, so long as the proposed Transfer does not: (a) cause the Company to terminate for federal income tax purposes; (b) result in any event of default as to any secured or unsecured obligation of the Company; (c) result in a violation of the Securities Act; (d) cause a reassessment of any Company Assets; or (e) cause any other material, adverse effect to the Company.

Section 11.9	Involuntary Transfers

Upon the death, disability, bankruptcy, insolvency, liquidation, or dissolution of a Member, the rights and obligations of that Member under this Agreement shall inure to the benefit of, and shall be binding upon, that Member’s successor(s), estate, or legal representative, and each such Person shall be treated as an Assignee until and unless such Person is admitted as a Member pursuant to the Agreement.

Upon the death or incapacity of an individual Member or holder of an Assignee interest, the personal representative of the individual Member or holder of such interest shall have the same rights, with respect to the Unit holder or Assignee’s interest, as those held by the deceased or incapacitated person, for the purpose of settling or managing the Member’s or holder’s estate or affairs.

Upon any Transfer pursuant to any decree of divorce, dissolution, or separate maintenance, any property settlement, any separation agreement, or any other agreement with a spouse (excluding a permitted Transfer to Immediate Family as set forth in Section 11.8) under which any Units are awarded to the spouse of the Member, such transferee spouse shall be treated as an Assignee until and unless such Person is admitted as a Member pursuant to the Agreement.

An Assignee of any Transfer under this Section shall be bound by all of the terms and conditions of this Agreement.

Article 12. Dissolution and Termination

Section 12.1	Events of Dissolution

The Company shall be dissolved upon the occurrence of any of the following events:

a. In the sole discretion of the Manager, upon the liquidation and subsequent distribution of all Company Assets to the Members;

b. The vote of Class M1 Members;

c. The withdrawal of the Manager unless (i) the Company has at least one other Manager, or (ii) within ninety (90) days after the withdrawal, a Required Interest votes to continue the business of the Company and to appoint, effective as of the date of withdrawal, one or more additional Managers;

Operating Agreement of

Gratus reserve V, LLC

d. The withdrawal of all the Members, unless the Company is continued in accordance with the WLLCA;

e. The Company is to be dissolved upon the entry of a decree of judicial dissolution by a court of competent jurisdiction.

Section 12.2	Effective Date of Dissolution

Absent an election to continue the Company as provided in this Article, dissolution of the Company shall be effective on the date on which the event occurs giving rise to the dissolution, but the Company shall not be wound up until cancelation of the Company’s Articles Of Organization and all remaining Company Assets have been distributed, as provided in this Agreement.

Section 12.3	Operation of the Company after Dissolution

During the period in which the Company is winding up, the business of the Company and the affairs of the Members shall continue to be governed by this Agreement.

Section 12.4	Liquidation of Company Assets

Upon dissolution of the Company, the Manager or, in the absence of a Manager, a liquidator appointed by a Required Interest, shall liquidate remaining Company Assets, apply and distribute the proceeds derived from the liquidation of the remaining Company Assets as contemplated by this Agreement, and cause the cancellation of the Company’s Articles of Organization.

a. Payment of Company Creditors and Provision for Reserves. The proceeds derived from the liquidation of Company Assets shall first be applied toward or paid to any creditor of the Company who is not a Member. The order of priority of payment to any creditor shall be as required by applicable law. After payment of liabilities owing to creditors, excluding the Members, the Manager or liquidator shall set up such reserves as are deemed reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company.

b. Ability to Create an Escrow Account. Any reserves for contingent liabilities may, but need not, be paid over by the Manager or liquidator to a bank to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations. Following the expiration of such period as the Manager or liquidator may deem advisable, such remaining reserves shall be distributed to the Members or their assigns in the order of priority set forth in the provisions of this Agreement relating to distributions to the Members.

c. Distribution of Company Assets after the Payment of Liabilities and Establishment of Reserves. After paying liabilities and providing for reserves, the Manager or liquidator shall satisfy any debts owed to the Members with the remaining net assets of the Company, if any, and then distribute any remaining assets to the Members, as set forth in Section 4.2.

d. Non-Cash Assets. If any part of the net assets distributable to the Members consists of notes, real estate equity or interests, or other non-cash assets, the Manager or liquidator shall distribute any non-tangible property interests directly to the Members, and may take whatever steps they deem appropriate to convert tangible property interests into cash or any other form to facilitate distribution. If any assets of the Company are to be distributed in kind, such assets shall be distributed on the basis of their fair market value at the date of distribution, as determined by the Manager or liquidator.

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Gratus reserve V, LLC

Section 12.5	Company Assets Sole Source

The Members shall look solely to Company Assets for the payment of any debts or liabilities owed by the Company to the Members and for the return of their Capital Contributions and liquidation amounts. If Company Assets remaining after the payment or discharge of all of its debts and liabilities to Persons other than the Members is insufficient to return the Members’ Capital Contributions, the Members shall have no recourse against the Company, the Manager, or any other Members, except to the extent that such other Members may have outstanding debts or obligations owing to the Company.

Section 12.6	Sale of Company Assets during Term of the Company

The sale of Company Assets during the term of the Company shall not be considered a liquidation of the Company and therefore is not a dissolution and termination as defined under this Article.

Article 13. Indemnification

Section 13.1	General Indemnification

The Manager, its Affiliates, and their respective officers, directors, agents, partners, members, managers, employees, and any Person the Manager designates as an indemnified Person (each, an “Indemnified Party”) shall, to the fullest extent permitted by law, be indemnified on an after-tax basis out of Company Assets (and the Manager shall be entitled to grant indemnities on behalf of the Company, and to make payments out of the Company, to any Indemnified Party in each case in accordance with this Section) against any and all losses, claims, damages, liabilities, costs and expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements, and other amounts (collectively, “Liabilities”) arising from any and all claims, demands, actions, suits, and proceedings, whether civil, criminal, administrative, or investigative, in which any Indemnified Party is or may be involved, or is threatened to be involved, as a party or otherwise, in connection with the investments and activities of the Company or by reason of such Person being a Manager, or agent of a Manager, of the Company.

However, no such Indemnified Party shall be so indemnified, with respect to any matter for which indemnification is sought, to the extent that a court of competent jurisdiction determines pursuant to a final and non-appealable judgment that, in respect of such matter, the Indemnified Party had (a) acted in bad faith or in the reasonable belief that the party’s action was opposed to the best interests of the Company or constituted gross negligence or willful misconduct, or (b) with respect to any criminal action or proceeding, had cause to believe beyond any reasonable doubt the party’s conduct was criminal. An Indemnified Party shall not be denied indemnification in whole or in part under this Section because the Indemnified Party had an interest in the transaction with respect to which indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

Section 13.2	Tax Liability Indemnification

Each Member or Assignee, as applicable, shall indemnify and hold harmless the Indemnified Parties from and against any and all Liabilities arising from any underpayment in such Member’s/Assignee’s taxes on any amounts distributed by the Company to such Member/Assignee that results in one or more “imputed underpayments” as such term is defined by the IRS, even if such imputed underpayment is determined after the date the respective Member/Assignee is no longer a Member/Assignee of the Company. This indemnification shall specifically be effective and enforceable even after a Member/Assignee is no longer a Member/Assignee if such former Member/Assignee was a Member/Assignee in the Reviewed Year.

Operating Agreement of

Gratus reserve V, LLC

Section 13.3	Indemnity for Misrepresentation of a Prospective Member

Each Member shall indemnify and hold harmless the Manager and other Indemnified Parties from and against any and all Liabilities of whatsoever nature to or from any Person arising from or in any way connected with that Member’s misrepresentation(s) that it met the “suitability standards” established by the Manager for membership in the Company.

Section 13.4	Advancement of Indemnification Funds

To the fullest extent permitted by law, amounts in respect of Liabilities incurred by an Indemnified Party in defending any claim, demand, action, suit, or proceeding, whether civil, criminal, administrative, or investigative, shall from time to time be advanced by the Company prior to a determination that the Indemnified Party is not entitled to be indemnified upon receipt by the Company of an undertaking by or on behalf of the Indemnified Party to repay such amount if it shall be determined that the Indemnified Party is not entitled to be indemnified as set forth in Section 13.1.

Section 13.5	No Impairment of Indemnification

No amendment, modification, or repeal of this Article or any other provision of this Agreement shall in any manner terminate, reduce, or impair the right of any past Indemnified Party to be indemnified by the Company or the obligations of the Company to indemnify any such Indemnified Party under and in accordance with the provisions of this Agreement as in effect immediately prior to such amendment, modification, or repeal with respect to any claim, demand, action, suit, or proceeding, whether civil, criminal, administrative, or investigative, arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification, or repeal, regardless of when such claim, demand, action, suit, or proceeding may arise or be asserted.

Section 13.6	Exculpation of Actions in Good Faith

Neither the Manager nor its Affiliates shall be liable to the Company or any Member for any loss which arises out of any action or omission of such party if (a) such party determined, in good faith, that such course of conduct was in, or was not opposed to, the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe such party’s conduct was unlawful, and (b) such course of conduct did not constitute gross negligence or willful misconduct of such party.

Section 13.7	No Termination of Indemnification Rights

The provisions of this Article shall survive the dissolution of the Company.

Article 14. General Matters

Section 14.1	Successors and Assigns

Subject to the restrictions on Transfer provided in this Agreement, this Agreement, and each and every provision of it, shall be binding upon and shall inure to the benefits of the Members, their respective successors, successors-in-title, personal representatives, heirs, Assignees, and other assigns.

Operating Agreement of

Gratus reserve V, LLC

Section 14.2	Power of Attorney

Each Member hereby irrevocably constitutes and appoints the Manager and, if a liquidator shall have been selected pursuant to Section 12.4, the liquidator, and each of their authorized officers and attorneys in fact, as the case may be, with full power of substitution, as his or her true and lawful agent and attorney in fact, with full power and authority in his or her name, place and stead, to:

a. execute, swear to, acknowledge, deliver, file and record in the appropriate public offices: (A) all certificates, documents and other instruments (including this Agreement and the Articles of Organization and all amendments or restatements hereof or thereof) that the Manager, or the liquidator, determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Company as a limited liability company in the State of Wyoming and in all other jurisdictions in which the Company or conduct business or own property; (B) all certificates, documents and other instruments that the Manager, or the liquidator, determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments that the Manager or the liquidator determines to be necessary or appropriate to reflect the dissolution, liquidation or termination of the Company; (D) all certificates, documents and other instruments relating to the admission, withdrawal or substitution of any Member pursuant to, or in connection with other events described in Articles 3 and 4; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any Units; (F) all certificates, documents and other instruments that the Manager or liquidator determines to be necessary or appropriate to maintain the separate rights, assets, obligations and liabilities of the Company; and (G) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Company; and

b. execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the Manager or the liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by any of the Members hereunder or is consistent with the terms of this Agreement or (B) effectuate the terms or intent of this Agreement; provided, that when any provision of this Agreement establishes a percentage of the Members required to take any action, the Manager, or the liquidator, may exercise the power of attorney made in this paragraph only after the necessary vote, consent, approval, agreement or other action of the Members.

Nothing contained in this Section shall be construed as authorizing the Manager, or the liquidator, to amend, change or modify this Agreement except in accordance with Section 14.3 or as may be otherwise expressly provided for in this Agreement.

The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Member and the transfer of all or any portion of such Member’s Units and shall extend to such Members heirs, successors, assigns and personal representatives. Each such Member hereby agrees to be bound by any representation made by any officer of the Manager, or the liquidator, acting in good faith pursuant to such power of attorney; and each such Member, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Manager, or the liquidator, taken in good faith under such power of attorney in accordance with this Section. Each Member shall execute and deliver to the Manager, or the liquidator, within fifteen (15) days after receipt of the request therefor, such further designation, powers of attorney and other instruments as any of such officers or the liquidator determines to be necessary or appropriate to effectuate this Agreement and the purposes of the Company.

Operating Agreement of

Gratus reserve V, LLC

Section 14.3	Custodian Relationship

In order to maintain easy governance and a clean cap table, avoid burdensome legal requirements and facilitate future trading of Units, the Company may Transfer issued Units to the name of a custodian selected by the Manager using the power of attorney as set forth in Section 14.2, without the written consent or vote the Members.

Section 14.4	Amendment

Provided that in each of the following instances, the Manager reasonably determines that such amendment will not subject any Member to any material, adverse economic consequences, the Manager, without the consent of the Members, may amend any provision of this Agreement or the Articles of Organization, and may execute, swear to, acknowledge, deliver, file, and record such documents as may be required in connection therewith, to:

a. change the name of the Company or the location of its principal office;

b. add to the duties or obligations of the Manager;

c. cure any ambiguity or correct or supplement any inconsistency in this Agreement;

d. correct any printing, typographical, or clerical errors or omissions in order that the Agreement shall accurately reflect the agreement among the Members;

e. reflect information regarding the admission of any Additional Member or substitute Member;

f. amend the redemption program covering redemption of Investor Class Units;

g. reflect a change that the Manager determines to be necessary or appropriate in connection with any action taken or to be taken by the Manager pursuant to the authority granted in ARTICLE V hereof;

h. reflect a change that the Manager determines to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

i. reflect a change that is required to effect the intent expressed in any securities offering document or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

j. reflect a change in the fiscal year or taxable year of the Company;

k. an amendment that the Manager determines, based on the advice of counsel, to be necessary or appropriate to prevent the Company, the Manager, any Officers or any trustees or agents of the Company from in any manner being subjected to the provisions of the Investment Company Act, the Investment Advisers Act, or plan asset regulations adopted under ERISA, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

Operating Agreement of

Gratus reserve V, LLC

l. an amendment that the Manager determines to be necessary or appropriate in connection with the establishment or creation of additional classes or series of Units;

m. any other amendment other than an amendment expressly requiring consent of the Members; and

n. any other amendments substantially similar to the foregoing.

Any amendments not similar to the foregoing or as otherwise permitted by this Agreement and the power of attorney as set forth above in Section 14.2 shall require the written consent or vote of a Required Interest of the Class M1 Units.

Section 14.5	Prohibited Transaction Savings Clause

Notwithstanding anything to the contrary contained in this Agreement or any document modifying, incorporating, or referencing this Agreement, no provision of this Agreement shall be interpreted or applied in a manner that would cause any Individual Retirement Account or Individual Retirement Annuity (within the meaning of § 408 of the Internal Revenue Code) invested in the Company to engage in a prohibited transaction within the meaning of § 4975 of the Internal Revenue Code.

If the application of any provision of this Agreement would result in a prohibited transaction under § 4975 with respect to any IRA investor, such provision shall be deemed automatically modified or limited, but only to the minimum extent necessary, so as to avoid the occurrence of such prohibited transaction, without invalidating the remainder of this Agreement.

Without limiting the foregoing, the Company shall not pay, and the Manager and its Affiliates shall not receive, any fee, compensation, reimbursement, or other economic benefit from assets attributable to any IRA investor to the extent such payment would constitute a prohibited transaction under § 4975, unless an applicable statutory or administrative exemption is satisfied.

Any determination regarding the application of this Section shall be made in good faith and in a manner intended to preserve the tax-advantaged status of the affected IRA, and no such determination shall be made for the purpose of increasing compensation or other economic benefits payable to the Manager or its Affiliates.

Section 14.6	Prohibited Transaction Severability Clause

If any provision of this Agreement, or the application thereof, would cause any Individual Retirement Account or Individual Retirement Annuity (within the meaning of § 408 of the Internal Revenue Code) invested in the Company to engage in a prohibited transaction within the meaning of § 4975 of the Internal Revenue Code, such provision shall be severed or limited in its application with respect to such IRA, only to the minimum extent necessary to avoid such prohibited transaction, without affecting the validity, legality, or enforceability of such provision as applied to any other Person or investor, or of any other provision of this Agreement.

Any severance or limitation pursuant to this Section shall be applied prospectively and in good faith, in a manner intended to preserve the tax-advantaged status of the affected IRA, and shall not be applied in a manner that increases compensation or other economic benefits payable to the Manager or its Affiliates.

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Gratus reserve V, LLC

Section 14.7	Partition

Each Member, its successors, and assigns hereby waives any rights to have any Company Asset partitioned, and, pursuant to such waiver, no Member, nor any successor or assign of any Member, shall have the right while this Agreement remains in effect to file a complaint or institute any proceeding at law to seek, or to otherwise demand, request, or require, the liquidation or dissolution of the Company, the return of capital or any specific Company Assets, or, in equity, to have Company Assets partitioned, and each Member, on its own behalf and that of its successors, representatives, heirs, and assigns, hereby waives any such right.

The Members intend that during the term of this Agreement, the rights of the Members and their successors-in-interest, as among themselves, shall be governed by the terms of this Agreement, and that the right of any Member or successors-in-interest to Transfer or otherwise dispose of its Membership Interest in the Company shall be subject to the limitations and restrictions of this Agreement.

Section 14.8	No Waiver

The failure of any Member to insist upon strict performance of any provision or obligation of this Agreement, irrespective of the length of time for which such failure continues, shall not be a waiver of such Member’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligations under this Agreement, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation.

Section 14.9	Construction and Miscellaneous

The following general matters shall apply to the provisions of this Agreement:

a. Construction. Unless the context requires otherwise, words denoting the singular may be construed as plural and words of the plural may be construed as denoting the singular. Words of one gender may be construed as denoting another gender or no gender as is appropriate within such context. The word “or” when used in a list may function as both a conjunction and a disjunction if the context permits.

b. Headings of Articles, Sections, and Subsections. The headings of Articles, Sections, and Subsections used within this Agreement are included solely for the convenience and reference of the reader. They shall have no significance in the interpretation or construction of this Agreement.

c. Notices. Any notice or communication to be given under the terms of this Agreement (“Notice”) shall be in writing and shall be personally delivered or sent by overnight delivery, certified United States mail, or email. Notice shall be effective: (a) if emailed or personally delivered, when delivered; (b) if by overnight delivery, the day after delivery thereof to a reputable overnight courier service, delivery charges prepaid; or (c) if mailed, at midnight on the third business day after deposit in the mail, postage prepaid. Notices to the Company shall be addressed to its address below and to Members at their address for correspondence as set forth in the subscription documents, each as amended from time to time by Notice of the transferring party. Additionally, the Manager may provide Notice to the Members via a Company-related online platform. While Notice to Members by email is permitted, the Manager does not permit Notice by email.

Gratus Reserve V, LLC

Attn: Jason Weimer

718 Washington Ave N

Ste. 400

Minneapolis, MN 55401

Operating Agreement of

Gratus reserve V, LLC

d. Applicable State Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of Wyoming, without regard to its conflict of laws rules.

e. Execution; Duplicate Originals. This Agreement may be executed manually, electronically, or by facsimile transmission, and in multiple counterparts. Each counterpart shall be considered a duplicate original agreement and all such counterparts shall, taken together, be considered one Agreement.

f. Severability. If any provision of this Agreement is declared by a court of competent jurisdiction to be illegal, invalid, or unenforceable for any reason, such provision shall be fully severable and such illegality, invalidity, or unenforceability shall not affect the remaining provisions of this Agreement. Furthermore, in lieu of each illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible, legal, valid, and enforceable.

g. Acceptance. Each Manager and Member hereby acknowledges and confirms that he, she, or it has reviewed this Agreement, accepts all its provisions, and agrees to be bound by all the terms, conditions, and restrictions contained in this Agreement.

[Signature Page Follows]

Operating Agreement of

Gratus reserve V, LLC

IN WITNESS WHEREOF, the Members and the Manager have executed or approved this Agreement effective September 4, 2026.

MANAGER:

GR Manager, LLC,
a Wyoming limited liability company

By:
Jason Weimer, its Manager

By:
Robert Barlau, its Manager

Operating Agreement of

Gratus reserve V, LLC

Exhibit A

TO

GRATUS RESERVE V, LLC AMENDED & RESTATED OPERATING AGREEMENT

REDEMPTION PROGRAM

Dated as of: September 4, 2026

1.	Purpose. The purpose of the Redemption Program is to provide limited interim liquidity for the Company’s Investor Class Members (under the conditions and limitations set forth below) until a liquidity event occurs. Without the Redemption Program, Investor Class Members in the Company would generally be required to hold their Units for an indefinite time period because (1) there is no established trading market for the Units (2) the Company does not anticipate that a secondary trading market for the Units will develop, and (3) the Company does not have a pre-established liquidation date or other established liquidity event (such as listing the shares on a securities exchange, merger with a publicly traded company or sale in a privately negotiated transaction.)

2.	Participation. The Redemption Program is open to all Investor Class Unit holders (Class A1, Class B1, Class C1, and Class D1).

3.	Conditions. The Company’s Redemption Program will not begin until the start of the first calendar quarter after the second anniversary of the Company’s first acquisition of precious metals or digital assets

4.

Timing. The Redemption Program is intended to remain open indefinitely for the life of the Company unless modified or suspended by the Manager. In order to have their Units redeemed, Members must provide the Company with written notice of their desire to have their Units redeemed (a “Redemption Request”) and tender their Units at any time during the 30 day redemption period each calendar quarter, which shall be the 30 day window immediately preceding the close of each calendar quarter. Such notice must contain the number and class of Units the Member wishes to have redeemed, the name of the Member, and the contact information for the Member. The Company will provide an electronic form or online interface through which Members may make Redemption Requests. Submitted Redemption Requests may only be withdrawn prior to 3:00 P.M. Central time on the last business day of the calendar quarter.

Redemption payments are subject to the availability of Distributable Cash, and the Company is not required to liquidate any assets for the purpose of paying Redemption Payments. Redemption payments will be made only after: (i) all current Company expenses have been paid (including compensation to the Manager and its affiliates); and (ii) adequate reserves have been established for anticipated Company operating costs and other expenses, including any amount which may be needed to protect and preserve the Company’s investments. If insufficient cash is available to satisfy all requested Redemption Payments, the Redemption Requests of all Members requesting redemption will be reduced pro-rata.

The Company will use reasonable commercial efforts to complete the redemption by paying the Repurchase Price within ninety (90) days following the close of the applicable redemption period. Any and all Units redeemed by the Company will be cancelled and returned to the status of authorized but unissued Units.

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5.	Repurchase Price. The repurchase price for each Unit (the “Repurchase Price”) shall be determined as of the close of the applicable calendar quarter based upon the Company’s Net Asset Value (“NAV”) per Unit and the original Unreturned Capital Contribution allocable to the redeemed Unit (the “Capital Contribution”), subject to the applicable holding-period discount described below.

For all Units, if the NAV per Unit is less than or equal to the Capital Contribution allocable to the redeemed Unit, the Repurchase Price shall equal:

(NAV per Unit) x Holding-Period Percentage.

For Class A1, Class B1, and Class D1 Units, if the NAV per Unit exceeds the Capital Contribution allocable to the redeemed Unit, then the Repurchase Price shall equal:

[(Capital Contribution) + ((NAV per Unit − Capital Contribution) × Class Return Percentage))]
× Holding-Period Percentage

For Class C1 Units only, if the NAV per Unit exceeds the Capital Contribution allocable to the redeemed Unit, but does not exceed the Capital Contribution plus the total accrued but unpaid preferred return pursuant to Section 4.2(a)(ii)(C)(1) of the Operating Agreement, then the Repurchase Price shall equal:

(NAV per Unit) x Holding-Period Percentage.

For Class C1 Units only, if the NAV per Unit exceeds the Capital Contribution plus total accrued but unpaid preferred return (“Total Accrued Preferred Return”) pursuant to Section 4.2(a)(ii)(C)(1) allocable to the redeemed Unit, then the Repurchase Price shall be determined by the below equation. For the purposes of the below, Applicable Class M1 Return is defined as the amount the Manager would receive pursuant to Section 4.2(a)(ii)(C)(2) of the Operating Agreement were the Company to distribute an amount of cash equal to NAV per Unit to the investor:

[((Capital Contribution) + (Total Accrued Preferred Return)) + ((NAV per Unit − Capital Contribution −

Total Accrued Preferred Return – Applicable Class M1 Return) × Class Return Percentage))]
× Holding-Period Percentage

The applicable Holding-Period Percentage is:

●	90% for Units held for less than one (1) year as of the date the Company receives the Redemption Request;

●	95% for Units held for at least one (1) year but less than two (2) years; and

●	98% for Units held for two (2) years or more.

The applicable Class Return Percentage for each Investor Class shall be:

●	Class A1: 75%

●	Class B1: 80%

●	Class C1: 80%

●	Class D1: 85%

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By way of example, if 100,000 Class B1 Units were purchased for $100,000, the NAV per Unit at the redemption date is $1.50, and the Unit has been held for two (2) years or more, the Repurchase Price would be calculated as follows:

($100,000 + (($150,000 − $100,000) × 80%)) × 98% = ($100,000 + $40,000) × 98% = $137,200.

If instead the NAV per Unit were $0.80 and the Units had been held for two (2) years or more, the Repurchase Price would equal:

$80,000 × 98% = $78,400.

If instead, 100,000 Class C1 Units were purchased for $100,000, the NAV per Unit at the redemption date is $1.50, and the Unit has been held for exactly three years with no distributions (and thus accumulated a $30,000 preferred return), the Repurchase Price would be calculated as follows:

[(($100,000 + $30,000)) + ($150,000 − $100,000 − $30,000 − $7,500) × 80%))] × 98% = ($130,000 +

($12,500 × 80%)) × 98% = ($130,000 + $10,000) × 98% = $137,200.

6.	Limit on Number of Units Repurchased by the Company. The number of Investor Class Units to be repurchased by the Company under each redemption will not exceed five percent (5%) of the number of Investor Class Units of the Company outstanding as of the start of the applicable calendar quarter.

7.	Oversubscription. If the volume limitation is reached in any given redemption period or the Company determines to redeem fewer Units than have been submitted for redemption in any redemption period, the Company will make redemptions under the Redemption Program on a pro rata basis.

8.	Non-Solicitation. The Company will not solicit redemptions under the Redemption Program other than through disclosure in the Company’s offering materials and through further communications as necessary to announce a modification to, or suspension or termination of, the Redemption Program. Members desiring to submit for redemption all or a portion of their Units will do so of their own volition and not at the behest of, invitation or encouragement of the Company. The role of the Company in effectuating redemptions under the Redemption Program will be ministerial.

9.	Withdrawal Rights. Submitted Redemption Requests may only be withdrawn prior to 3:00 P.M. Central time on the last business day of the calendar quarter.

10.	Regulatory Compliance. The Redemption Plan is intended to allow the Company to make repurchases of Investor Class Units in a manner that such redemptions do not constitute an issuer tender offer subject to the Exchange Act Rule 13e-4. Furthermore, the Redemption Plan is also intended to be exempt from Rule 102 of Regulation M to permit the Company to repurchase its Investor Class Units while the Company is engaged in a distribution of such Units. The Company will make any necessary modifications to this program to ensure it complies with these rules.

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